Exhibit 99.1

BitNile Holdings Reports Second Quarter 2022 Financial Results

LAS VEGAS--(BUSINESS WIRE) – August 23, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), reported its financial results for the second quarter ended June 30, 2022 on its Form 10-Q filed with the Securities and Exchange Commission.

Second quarter 2022 highlights include:

•	Total assets of $596.3 million as of June 30, 2022;

•	Positive working capital of $51.4 million as of June 30, 2022;

•	Cash and cash equivalents of $24.1 million as of June 30, 2022;

•	Revenue from cryptocurrency mining of $4.0 million, compared to $0.3 million in the prior second fiscal quarter;

•	Revenue from hotel operations of $4.6 million, compared to $0 in the prior second fiscal quarter;

•	Revenue from lending and trading activities of $0.9 million, compared to $53.3 million in the prior second fiscal quarter, of which revenue in the prior year second fiscal quarter included an approximate $40 million unrealized gain from the Company’s investment in Alzamend Neuro, Inc. (Nasdaq: ALZN);

•	Revenues from trading activities during the three months ended June 30, 2022 included net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in our periodic earnings;

•	Total revenue of $17.4 million, a decrease of 72%, from $62.1 million in the prior second fiscal quarter; and

•	Net loss available to common stockholders of $25.8 million, compared to net income available to common stockholders of $42.2 million in the prior second fiscal quarter.

Six months ended June 30, 2022 highlights:

•	Revenue from cryptocurrency mining of $7.5 million, compared to $0.4 million in the prior six-month period;

•	Revenue from hotel operations of $7.3 million, compared to $0 in the prior six-month period;

•	Revenue from lending and trading activities of $18.9 million, a decrease of 68%, from $58.5 million in the prior six-month period;

•	Revenue of $50.2 million, a decrease of 33%, from $75.4 million in the prior six-month period;

•	Interest expense of $31.9 million primarily resulting from the issuance of $66 million of secured promissory notes in December 2021, which were fully paid in March 2022. Interest expense from these notes included the amortization of debt discount of $26.3 million from the issuance of warrants, a non-cash charge, and original issue discount, in connection with these secured promissory notes; and

•	Net loss available to common stockholders of $54.6 million compared to net income available to common stockholders of $44.2 million in the prior six-month period.

Revenues

Revenues by segment for the six months ended June 30, 2022 and 2021 were as follows:

	For the Six Months Ended June 30,		Increase
	2022	2021	(Decrease)%
Gresham Worldwide, Inc. (“GWW”)	$13,748,000	$12,825,000	$923,000	7%
TurnOnGreen, Inc. (“TurnOnGreen”)	2,191,000	3,213,000	(1,022,000)	-32%
BitNile, Inc. (“BNI”)
Revenue, cryptocurrency mining	7,524,000	421,000	7,103,000	1687%
Revenue, commercial real estate leases	550,000	281,000	269,000	96%
Ault Global Real Estate Equities, Inc.	7,296,000	-	7,296,000	—
Ault Alliance, Inc. (“Ault Alliance”):
Revenue, lending and trading activities	18,864,000	58,485,000	(39,621,000)	-68%
Other	19,000	150,000	(131,000)	-87%
Total revenue	$50,192,000	$75,375,000	$(25,183,000)	-33%

Business Highlights and Developments

BNI - Bitcoin Mining

BitNile’s Bitcoin mining is currently operating at an estimated annualized run rate of 715 Bitcoin based on current market conditions, including a mining difficulty of 28.35 trillion.

BNI has increased its miner count to 11,949 S19j Pro Antminers and 312 S19 XP Antminers in its possession, including those units in the hands of its carrier in route to its facilities, and once installed will generate a combined processing power of approximately 1.24 exahashes per second, the computational power that is being used to mine Bitcoin. During the month of July 2022, BNI self-mined 59.9 Bitcoin. To date, BNI has mined a total of approximately 360 Bitcoin. As of August 22, 2022, BNI held approximately 240 Bitcoin and currently has no plans to sell.

On August 15, 2022, BNI entered into a hosting agreement with Compute North, LLC (“Compute North”) to host 6,500 S19j Pro Antminers owned by BNI for a period of five years. BNI granted Compute North a continuing first-position security interest in the hosted miners, as collateral for its obligations under the hosting agreement.

As previously disclosed, BitNile has entered into purchase agreements with Bitmain Technologies Limited for a total of 20,600 Bitcoin miners, including 4,600 environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (“TH/s”) and 16,000 S19j Pro Antminers that feature a processing power of 100 TH/s.

BitNile expects to receive all of the 20,600 miners by the end of 2022. Once fully deployed and operational, BitNile is expected to achieve mining production capacity of approximately 2.24 exahashes per second.

The Company notes that all estimates and other projections are subject to the actual delivery and installation of Bitcoin miners, the volatility in Bitcoin market price, the fluctuation in the mining difficulty level, and other factors that may impact the results of production or operations.

Acquisition of The Singing Machine Company, Inc. (“SMC”)

Beginning in June 2022, the Company, through its subsidiary Digital Power Lending, LLC (“DP Lending”), began making open market purchases of SMC common stock. These purchases granted the Company a greater than 20% effective ownership on June 9, 2022, and subsequently, on June 15, 2022, the Company owned more than 50% of the issued and outstanding common stock of SMC. The Company’s ownership of SMC stood at 51.6% as of June 30, 2022.

SMC is primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories and musical recordings. SMC is the leading global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. SMC’s products are among the most widely available karaoke products in the world.

The Company consolidates the results of SMC on a one-quarter lag as it enables the Company to report its quarterly results independent from the timing of when SMC reports its results, therefore the Company’s statements of operations for the three and six months ended June 30, 2022 do not include results for SMC.

GWW and Giga-tronics Incorporated (OTC Pink: GIGA) (“GIGA”) Transaction

GWW’s proposed transaction with GIGA continues to move forward and GIGA recently filed a definitive proxy statement relating to the proposed share exchange. GWW and GIGA expect to close this acquisition, subject to fulfillment of all closing conditions, including GIGA shareholder approval, after the September 7, 2022 special meeting of GIGA shareholders. This is a significant transaction, expected to generate synergies that will enhance the positioning of the GWW defense business. The combination will add scale, production capacity, engineering expertise and global reach. The combined entity will have over 500 customers with over 40 Tier-1 prime contractors and access to more than 20 global defense ministry programs. Finally, as a combined public entity, GIGA and GWW will have the scale to pursue an uplisting to Nasdaq.

TurnOnGreen Securities Purchase Agreement with Imperalis Holding Corp. (OTC Pink: IMHC) (“Imperalis”)

On March 21, 2022, BitNile announced that it and TurnOnGreen entered into a securities purchase agreement with Imperalis, a publicly traded subsidiary of BitNile, whereby TurnOnGreen will, upon closing, become a subsidiary of Imperalis (the “Acquisition”).

Upon completion of the Acquisition, which is contingent upon the completion of an audit of TurnOnGreen, and each party’s satisfaction or waiver of certain customary closing conditions set forth in the securities purchase agreement, Imperalis will change its name to TurnOnGreen and, through an upstream merger whereby the current TurnOnGreen shall cease to exist, have two operating subsidiaries, TOG Technologies Inc. and Digital Power Corporation. Following the closing of the Acquisition, Imperalis will dissolve its dormant subsidiary. Subsequent to the Acquisition, BitNile will assist TurnOnGreen in pursuing an uplisting to Nasdaq, subject to Nasdaq’s seasoning rules and other criteria for listing.

After completion of the Acquisition, the Company anticipates that stockholders of BitNile will receive a dividend of securities of TurnOnGreen. BitNile expects to distribute to BitNile stockholders approximately 140 million shares of Imperalis common shares and an equal number of warrants to purchase additional shares of Imperalis common stock.

The Company’s Chief Financial Officer, Kenneth S. Cragun, said, “Based on $50 million revenues reported in the first half of 2022, we enter the second half of the year on a $100 million annualized revenue run rate. In June 2022, we acquired SMC, a Nasdaq company that recently reported annual revenue for their year ended March 2022 of $47.5 million, with positive net income. We expect to see continued growth in our Bitcoin mining business as we begin the process of placing in service S19 XP Antminers at our Michigan Data Center and with the recently announced agreement with Compute North to host 6,500 of our new S19j Pro Antminers. Accordingly, we expect that our investment in SMC and our cryptocurrency mining operations will contribute to revenue growth above the current $100 million annualized revenue run rate and improved profitability in future periods.”

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are encouraged by our recent progress on several key initiatives. We welcome The Singing Machine Company to the BitNile family of companies. We expect the GWW and GIGA share exchange to be completed in September, adding scale to what will soon be a publicly traded defense business. We also expect to bring TurnOnGreen public by combining two of our subsidiaries, TurnOnGreen and Imperalis. Our balance sheet remains strong, reporting $51 million in working capital and growing our assets by $77 million during the second quarter to $596 million in assets. We have experienced tremendous volatility in our financial results and expect to continue to experience volatility, particularly in revenues from lending and trading activities as we mark our investment positions to the market each quarter. We also experienced a significant decline in the price of Bitcoin which has affected our topline growth. We continue to remain bullish on Bitcoin and committed to building out our mining operations in Michigan and expanding our mining footprint with Compute North in Texas.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235